HomeStreet, Inc. Names Melba Bartels Chief Financial Officer

SEATTLE—June 9, 2015— HomeStreet, Inc. (NASDAQ:HMST) (“HomeStreet”), the parent company of HomeStreet Bank, has named Melba Bartels as Executive Vice President and Chief Financial Officer, effective August 3, 2015. Bartels will oversee all aspects of financial management for the $4.6 billion institution.
“Melba is a highly proficient financial executive with extensive experience in bank finance, treasury and accounting,” said HomeStreet CEO Mark K. Mason. “In addition to her professional expertise, she is a strong leader and accomplished in a broad range of areas, including mergers and acquisitions. She will be a strong addition to our executive team as we continue to build our infrastructure to support our ongoing growth and diversification.”
Before joining HomeStreet, Bartels was with JPMorgan Chase as chief financial officer of the Auto Finance and Student Lending Division. Her prior experience includes Washington Mutual, where she was senior vice president for corporate financial planning and analysis, and Ragen MacKenzie, where she was a sell side equity analyst for the financial services industry. Bartels holds an MBA from the University of Washington.
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Forward-Looking Statements
This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank, and their operations, performance, financial conditions and likelihood of success. All statements other than statements of historical fact are forward-looking statements. In particular, statements about the anticipated future growth and success of the company are forward looking in nature. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond HomeStreet’s control. You should consider, among other things, the risk factors included in our periodic reports filed with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 25, 2015 and our most recent Quarterly Report on Form 10-Q for the first quarter of this year, filed on May 11, 2015. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.
About HomeStreet, Inc.
HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington, and the holding company for HomeStreet Bank, a state-chartered, FDIC-insured savings bank. HomeStreet Bank offers consumer and business banking, mortgage lending, commercial real estate and residential construction financing, private banking, investment and insurance products and services in the Western United States and Hawaii. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.

HomeStreet, Inc.
Terri Silver, 206-389-6303VP, Investor Relations & Corporate Communications
terri.silver@homestreet.com
http://ir.homestreet.com